EXHIBIT 21.1

Subsidiaries of Company

Name of Subsidiary                      Jurisdiction of Incorporation
Star Circuits, Inc.                     South Dakota
MSC Technologies, Inc.                  South Dakota
Daktronics Media Holdings, Inc.         South Dakota
  (formerly Sports Link, Ltd.)
Daktronics Canada, Inc.                 Canada
Daktronics, GmbH                        Germany
Daktronics UK, Ltd                      Great Britain
Daktronics Hong Kong Ltd                Hong Kong
Daktronics Shanghai Ltd                 Peoples Republic of China
Daktronics France SARL                  France